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EXHIBIT 5.4

CONSENT

        I consent to the use by Crystallex International Corporation in connection with its Registration Statement on Form F-10 and related Prospectus, and any amendments thereto (the "Registration Statement"), of written information that the undersigned has provided relating to the Tomi mining operation and the Lo Increible mining operation situated in Bolivar State, Venezuela. I also consent to all references to me in the Registration Statement, including under the heading "Experts".

Dr. Luca Riccio, P. Geo.
Date: July 26, 2005
	By:	/s/ LUCA RICCIO

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CONSENT